Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-188357, Form S-8s No. 333-165535 and 333-184789) pertaining to the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedule of Echo Global Logistics, Inc. and the effectiveness of internal control over financial reporting of Echo Global Logistics, Inc., included in this Annual Report (Form 10-K) of Echo Global Logistics, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois
February 26, 2015